Global Institutional Services              Deutsche Bank


James F. Shanley, Jr.              Bankers Trust Company
Vice President                              130 Liberty Street
                                                      Mail Stop-NYC02-2002
                                                       New York, NY 10006

                                                       Tel:     212-250-6066
                                                       Fax:     212-669-0746



November 7, 2000

Ms. Erica Khatchadourian, CPA
Chief of Staff
AFL-CIO Housing Investment Trust
1717 K Street, NW
Suite 707
Washington, DC 20006

Re Master Custody Fee Schedule
------------------------------

Dear Erica:

To continue our much-valued relationship with the AFL-CIO Housing Investment Trust we would like to propose a flat fee arrangement guaranteed for each of the next three years as follows:

2001          $75,000 (effective February 1, 2001)
2002          $80,000 (effective February 1, 2002)
2003          $85,000 (effective February 1, 2003)

As it has in the past this fee will cover safekeeping, accounting, reporting and associated Master Custody services and assumes that the asset makeup and complexity of the relationship does not change during this period.

Nick or I would be happy to answer any questions you might have on the fees or anything else. Should this fee arrangement meet with your approval I would be happy to prepare a fee schedule for execution.

Sincerely,

/s/ James F. Shanley
---------------------------

cc: Nick Papapierro,BT

Date:          12/00
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Agreed to by:  /s/ Erica Khatchadourian
              --------------------------

Name:              Erica Khatchadourian
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Title:             Controller
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